Xponential Fitness, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 23.4

March 22, 2022

To whom it may concern:

This letter hereby authorizes the use of Buxton’s name, the statement(s) set out in the Schedule hereto and recent United States Potential Analysis results produced for Xponential Fitness, Inc. as part of Xponential Fitness, Inc.’s Form S-1 filing with the Securities and Exchange Commission.

Peter Healey

Vice President

Buxton Company

2651 South Polaris Drive	Fort Worth, TX 76137	817-332-3681	buxton@buxtonco.com	buxtonco.com

Xponential Fitness, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

SCHEDULE

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The information contained or incorporated by reference in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on the information described above, on assumptions that we have made based on that data and similar sources, third-party analyses by Buxton Company and on our knowledge of the markets for our brands.

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In 2021, we commissioned Buxton Company to provide a whitespace study to analyze the estimated number of studios that franchisees could optimally have in the United States as of June 30, 2021. The Buxton Company whitespace study leverages performance drivers for each brand including competition, cotenancy, area draw, and detailed customer profiles using Experian’s Mosaic71 psychographic segmentation system to create a rigorous analysis of trade areas throughout the United States.

•	Based on our internal and third-party analyses by Buxton Company, we estimate that franchisees could have a total of approximately 7,900 studios in the United States alone.

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Based on our internal and third-party analyses by Buxton Company, we estimate that franchisees could have a total of approximately 6,900 studios in the United States alone, prior to our acquisition of BFT. While no formal analysis has been conducted to assess the incremental studio opportunity attributable to BFT, Buxton expects that the addition of BFT will add approximately 1,000 more independent studio opportunities to our United States whitespace provided that we and BFT continue to operate in a manner consistent with the rest of our brands.

•	According to Buxton Company, approximately 62% of the U.S. population (excluding Alaska and Hawaii) lives within 10 miles of an Xponential studio location.